Exhibit 5.1

Suite 3000
79 Wellington St. W.
Box 270, TD Centre
Toronto, Ontario
M5K 1N2 Canada
Tel 416.865.0040
Fax 416.865.7380

www.torys.com

July 13, 2009

Hydrogenics Corporation
5985 McLaughlin Road
Mississauga, Ontario, Canada
L5R 1B8

Dear Sirs/Mesdames:

This opinion is furnished to Hydrogenics Corporation (“Hydrogenics”), a corporation incorporated under the federal laws of Canada, in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by Hydrogenics today with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by Hydrogenics of a class of newly created common shares (the “Offeror Shares”) in connection with the offer to exchange contemplated by the Registration Statement.  Capitalized terms used but not defined in this opinion letter have the respective meanings given to them in the take-over bid circular included in the Registration Statement.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including:

(a)                                   the Registration Statement;

(b)                                  the articles and by-laws of Hydrogenics;

(c)                                    a certificate of compliance dated July 13, 2009 issued in respect of Hydrogenics pursuant to the Canada Business Corporations Act;

(d)                                   the support agreement dated June 11, 2009 between Hydrogenics, 7188501 Canada Inc. (“New Hydrogenics”) and the Board of Trustees of Algonquin Power Income Fund (“Algonquin”);

(e)                                    the expense reimbursement agreement dated June 11, 2009 between Hydrogenics, New Hydrogenics and Algonquin Power Management Inc. (“APMI”);

(f)                                      the form of divestiture agreement to be entered into by Hydrogenics, Stuart Energy Systems Corporation, Hydrogenics Test Systems Inc. and New Hydrogenics;

(g)                                   the form of indemnity agreement to be entered into by Hydrogenics and New Hydrogenics;

(h)                                   a certificate of Lawrence E. Davis, Chief Financial Officer and Corporate Secretary of Hydrogenics, as to certain factual matters dated the date hereof; and

(i)                                       a certificate of Lawrence E. Davis, Chief Financial Officer & Corporate Secretary of Hydrogenics, and Jennifer Barber, Vice President Finance & Corporate Controller, as to certain tax matters dated the date hereof,

(items (d) through (g) are collectively referred to as the “Transaction Documents”).

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of Hydrogenics and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.  We have also assumed that:

(a)                                  the certificate of compliance referred to above will continues to be accurate as at the date of issuance of the Offeror Shares; and

(b)                                 the form of definitive share certificate for the Offeror Shares will be approved by the Board of Directors of Hydrogenics and the Toronto Stock Exchange before the date of issuance of the Offeror Shares.

The opinions expressed in this letter are limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein, in each case in effect on the date hereof.

Based upon and subject to the foregoing and subject to the approval of Hydrogenics shareholders of the Offeror Resolution, the receipt of the Final Order and the satisfaction of all other terms and conditions in the Registration Statement, the Offer and the Transaction Documents, we are of the opinion that the Offeror Shares when issued and paid for in accordance with the terms and conditions in the Registration Statement, the Offer and the Transaction Documents and applicable law, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the take-over bid circular included in the Registration Statement.  In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Securities Act.

Yours truly,

/s/ Torys LLP

JEE||AJB